EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-253887, 333-216406, 333-209610, 333-193098, and 333-180219 each on Form S-8 and Registration Statement No. 333-188728 on Form S-3 of our reports dated November 13, 2023 relating to the financial statements of MACOM Technology Solutions Holdings, Inc., and the effectiveness of MACOM Technology Solutions Holdings, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K for the year ended September 29, 2023.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
November 13, 2023